Exhibit 10.17

December 7, 2020

Michelle Brooks

Dear Michelle,

I am pleased to offer you the position of Chief Business Development Officer (“CBDO”) and Treasurer of Chobani Global Holdings, LLC (the “Company”), reporting directly to the Company’s Chief Financial Officer (“CFO”), Jody Macedonio, effective Monday, December 28, 2020.

The following outlines the terms and conditions of the Company’s offer:

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Duties and Authority: As Chief Business Development Officer (“CBDO”) and Treasurer of the Company, you shall perform those duties and shall have such authority, duties and responsibilities normally consistent and incident to the offices of the CBDO and Treasurer; and shall perform such additional duties and shall have such additional authority and responsibilities as the CFO may reasonably prescribe. You shall in good faith cooperate and work collaboratively with the Founder and CEO, Chobani Board of Managers, President and COO, CFO and other members of the Company’s senior management teams to advance the Company’s best interests, and shall exercise the duties and responsibilities of CBDO and Treasurer in conformity with the policies of the Company. You shall devote such time as is reasonably necessary to discharge your duties and conduct yourself in a manner that promotes and is supportive of and consistent with an aligned and collaborative leadership and management team and the Company’s culture and values. You shall devote all of your business time, energy, business judgment, knowledge and skill and your best efforts to the performance of your duties as CBDO and Treasurer of the Company. You will not engage in any other business, profession, or occupation for compensation or otherwise, without the prior written consent of the President and COO, or as previously approved by Chobani.

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Base Salary: The Company will pay you a “Base Salary” of $400,000 at an annual rate less all applicable withholdings, payable in accordance with the regular payroll practices of the Company. The Company will also review your base pay and total annual target compensation annually consistent with the Company’s policies.

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Annual Bonus: For each Company fiscal year ending during your employment with the Company, you will participate in the Company’s Annual Incentive Plan (AIP). Under the AIP, you will have the opportunity to earn, on an annual basis, a cash bonus of 50% of your annual base salary (“Annual Bonus”) subject to the achievement of annual performance objectives and goals for the applicable performance period, as most typically determined by the Company’s Board. Your AIP payment will based on your actual base salary earnings for the applicable year, and will be paid to you at the same time annual bonuses under the Company’s AIP for such fiscal year ended are paid to other senior level employees of the Company. You must be employed on the date of payment to receive your AIP payment in any year of payment.

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Benefit Plans: In addition, during your employment with the Company you will continue to be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executive officers (excluding the CEO), subject to satisfying the applicable eligibility requirements. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company reserves the right to amend, modify or terminate any employee benefit plan at any time.

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Vacation Time: During your employment with the Company you will be entitled to four (4) weeks of paid vacation per calendar year (as pro-rated for partial years) in accordance with the Company’s policy on accrual and use applicable to other senior executive officers as in effect from time to time.

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Severance: If the Company terminates your employment without cause[1] or you terminate your employment for good reason[2], then subject to the provisions of this offer letter, the Company will pay you 6 months of your then Base Salary (less applicable deductions), which will be paid in equal amounts bi-weekly or weekly, in accordance with Chobani’s then normal payroll cycle. The payments above are conditioned on you signing a general release of any and all claims against the Company in a form reasonably acceptable to the Company, your delivery of such release to the Company within 45 days after the date of your termination and your not revoking such release pursuant to any revocation rights afforded by applicable law, and are subject to the provisions of the Employee Confidentiality Agreement (as herein defined); and, provided, further, any payments to be paid to you hereunder are subject to your continued compliance with the Employee Confidentiality Agreement.

[1]

For purposes of this offer letter, termination for “cause” (or words of similar import) means termination of your employment by the Company based upon the occurrence of one or more of the following: (i) your refusal or material failure to perform your job duties and responsibilities; (ii) your failure or refusal to comply in any material respect with the policies of the Company or lawful directives of the Chief Executive Officer and/or the Company’s manager (or comparable governing body); (iii) your material breach of any contract or agreement between you and the Company (including but not limited to this offer letter and the Employee Confidentiality Agreement (or any other employment, severance, restrictive covenants or similar agreements between you and the Company)); (iv) your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company; (v) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets (including, without limitation, its products); (vi) your engaging in unprofessional, unethical or wrongful acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company, its property or assets (including, without limitation, its products); or (vii) your indictment, conviction or plea of nolo contendere or guilty plea with respect to any felony or crime of moral turpitude.

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For purposes of this offer letter, “good reason” shall mean the occurrence of any of the following events, without your written consent, unless such events are fully corrected in all material respects by the Company within 30 days following written notification by you to the Company: (i) a material diminution in your Base Salary or your target Annual Bonus percentage; or (ii) the relocation of your primary place of business from New York City to another location greater than 50 miles away. You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute good reason within 30 days after you first know, or with the exercise of reasonable diligence would know, of the occurrence of such circumstances, and you must actually terminate your employment within 30 days following the expiration of the Company’s cure period, if the Company has not cured as set forth above; otherwise, any claim of such circumstances as “good reason” shall be deemed irrevocably waived by you.

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Chobani Rewards: Cash Long Term Incentive Plan (LTIP) and Profits Interests. Subject to approval of the Board, Chobani will make you a grant of 109,104 profits interests of Class B units under the CGH Management Holdings, LLC 2020 Management Plan (the “2020 Management Plan”). The Class B units in CGH Management Holdings, LLC to be awarded to you will have a vesting commencement date of January 1, 2020, pursuant to the terms and conditions set forth in the 2020 Management Plan and the Grant Agreement related thereto. In addition, you will be entitled to participate in the Company’s cash-based Long-Term Incentive Plan (“LTIP Plan”). For the Performance Period (as defined in the LTIP Plan) from January 1, 2020 to December 31, 2021, your Target Cash Value is $140,250 ($74,250 attributable to 2020 fiscal year and $66,000 attributable to 2021 fiscal year); and for periods thereafter, the Board will determine whether to continue the LTIP Plan. Your participation is pursuant to the terms and conditions set forth in the Plan and the LTIP Award Notice related thereto; all future participation in the LTIP will be in accordance with the terms of the LTIP Plan. The profits interest under the 2020 Management Plan and the LTIP award will each be memorialized in a Grant Agreement and amended LTIP Award Notice, respectively, and will be subject to the terms and conditions of the 2020 Management Plan, the CGH Management Holdings, LLC Amended and Restated Limited Liability Company Agreement, and the LTIP Plan.

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Confidentiality and Non-Competition. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. You agree to sign the Company’s new Employee Confidentiality Agreement attached hereto as Exhibit A (“Employee Confidentiality Agreement”), which new Employee Confidentiality Agreement will replace the existing Employee Confidentiality Agreement previously signed by you.

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Employment At-Will. Please understand that this offer letter does not constitute a contract of employment for any specific period of time, and you maintain your employment at-will relationship that you have had since you joined Chobani. You may be terminated at any time by you or the Company, with or without Cause. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by the President and COO (or, an authorized designee) and you.

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Entire Agreement. This offer letter (together with the Employee Confidentiality Agreement) constitutes our entire offer regarding the terms and conditions of your employment with the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The Company will have the right to assign this offer letter in connection with the transfer or sale of all or substantially all of its assets or business, or in the event of its merger, consolidation, change-in-control or similar transaction.

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IRC 409A. This offer letter is intended to comply with Section 409A of the Code, and shall be construed and interpreted in accordance with such intent. A termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A of the Code unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this offer letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the date that is immediately following the expiration of the six (6)-month period measured from the date of such “separation from service” of you, and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this offer letter shall be paid or provided in accordance with the normal payment dates specified for them herein. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this offer letter shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this offer letter that is considered non-qualified deferred compensation. In the event the time period for considering any release and it becoming effective as a condition of receiving severance shall overlap two calendar years, no amount of such severance shall be paid in the earlier calendar year.

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Miscellaneous. This offer letter will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles. This offer letter may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this offer letter. The signature of either you or I hereto transmitted electronically or by facsimile shall be deemed to be your or my original signature for all purposes.

Please indicate your acceptance of this offer by signing where indicated below and returning an executed copy of this offer letter together with the executed Employee Confidentiality Agreement to me at your earliest convenience.

Sincerely,

/s/ Grace Zuncic
Grace Zuncic
Chief People and Culture Officer

ACCEPTED AND AGREED AS OF DECEMBER 9, 2020

/s/ Michelle Brooks